EXHIBIT 99.1
Contact:                                         BALLY TOTAL FITNESS
8700 West Bryn Mawr Avenue
Chicago, IL 60631
www.Ballyfitness.com
Matt Messinger — Tel. (773) 864-6850

BALLY TOTAL FITNESS ANNOUNCES NOTEHOLDER SUPPORT FOR PROPOSED AMENDMENTS TO PLAN OF REORGANIZATION SPONSORED BY HARBINGER CAPITAL PARTNERS FUNDS
RESTRUCTURING SUPPORT AGREEMENT SIGNED BY NOTEHOLDERS, HARBINGER CAPITAL AND COMPANY
CHICAGO, August 16, 2007 — Bally Total Fitness (OTC: BFTH.PK) today announced that holders of more than 55% of its 10-1/2% Senior Notes due 2011 (the “Senior Notes”) have, subject to the modifications to the treatment of the Senior Notes described below, agreed to support the proposed modifications to Bally’s Joint Prepackaged Chapter 11 Plan of Reorganization (the “Existing Plan” and as so modified, the “Amended Plan”) necessary to implement a superior restructuring proposal from Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund L.P. (collectively “Harbinger”), as described below. In addition, holders of more than 80% of its 9-7/8% Senior Subordinated Notes due 2007 (the “Subordinated Notes”), which include affiliates of Tennenbaum Capital Partners, LLC, Goldman, Sachs & Co. and Anschutz Investment Company, subject to bankruptcy court approval, have agreed to support the Amended Plan.
To facilitate the consensual implementation of the Amended Plan, Bally, Harbinger and these consenting Senior Noteholders and Subordinated Noteholders have entered into a new restructuring support agreement that binds all of these major stakeholders to support the Amended Plan. In addition, Harbinger has signed the investment agreement that provides for its $233.6 million equity investment in reorganized Bally. This investment agreement and the restructuring support agreement will each become effective upon bankruptcy court approval, which Bally is seeking at a hearing scheduled for August 21, 2007.
As previously announced, under its proposal Harbinger would invest approximately $233.6 million in exchange for 100% of the common equity of reorganized Bally. The Harbinger Proposal under the Amended Plan would provide equal or better treatment to all holders of unsecured claims against Bally, including the Senior and Subordinated Noteholders. Specifically:
•	The annual interest rate payable under the Senior Notes would be increased to 13% (from 12-3/8% in the Existing Plan), with corresponding increases in the premiums payable for early redemption. Senior Noteholders would otherwise receive the same treatment as provided in the Existing Plan.

•	Subordinated Noteholders would receive an immediate cash payment of $123.5 million in the aggregate, with the remaining balance of the Subordinated Notes to be satisfied through the issuance of approximately $200 million in new subordinated notes of reorganized Bally. The annual interest rate payable under the new subordinated notes would be increased by 200 basis points to 15 5/8% as the payment-in-kind interest rate and 14% as the cash pay interest rate. Subordinated Noteholders would otherwise receive the same treatment as provided in the Existing Plan. Under the Existing Plan, Subordinated Noteholders would not receive any cash payments.

•	Holders of all other unsecured claims would receive full payment in cash, in some cases over time with interest.

•	Holders of Bally’s existing common stock and certain other claims treated as equity in bankruptcy would receive $16.5 million in the aggregate. Under the Existing Plan, existing common stockholders would receive no distribution.
As previously announced, Bally filed a motion with the Bankruptcy Court for the Southern District of New York seeking approval to amend the Existing Plan in the form of the Amended Plan in order to implement the Harbinger-funded restructuring without the need to resolicit votes from Bally’s creditors. Bally will now seek approval of that motion based on the Amended Plan as modified to incorporate the revised Senior Note treatment described above. Bally will also seek the Court’s approval of the new restructuring support agreement that has been signed by Bally, Harbinger, the consenting Subordinated Noteholders and the consenting Senior Noteholders.
“We are confident in the Company and are pleased to have the support of these Senior and Subordinated Noteholders for the Amended Plan,” said Howard Kagan, Managing Director & Director of Investments of Harbinger. “Additionally, we look forward to Bally presenting the restructuring proposal to the Bankruptcy Court next week and to moving forward with the restructuring process with an eye towards a quick emergence from Chapter 11.”
“Harbinger presented a superior proposal and Bally did a remarkable job bringing the parties together. We wish them all great success,” said Michael E. Tennenbaum, Senior Managing Partner of Tennenbaum Capital Partners, LLC.
“We appreciate the support of our noteholders for our amended plan of reorganization and will seek to execute it and emerge promptly from Chapter 11 protection,” said Don R. Kornstein, Interim Chairman and Chief Restructuring Officer of Bally Total Fitness. “We are also grateful for the confidence that Harbinger has expressed in Bally through its extraordinary investment and look forward to partnering with Harbinger to enhance our capital structure, strengthen our balance sheet and make the capital investments necessary to meet the needs of our members while improving our operating performance.”
Under the amended plan the Company can still consummate the restructuring set forth in the Existing Plan if the Harbinger-funded restructuring cannot be consummated. In that case, the Subordinated Noteholders referenced above would backstop a $90 million rights offering of new senior subordinated notes.
More detailed information on the amendments to the Existing Plan and the treatment of claims thereunder is available on Bally’s website at www.ballyfitness.com and from the Company’s chapter 11 website and hotline:

Bally Chapter 11 Information Website:	http://www.kccllc.net/bally
Bally Chapter 11 Information Hotline:	Toll Free: (888) 251-3046
A copy of the form of restructuring support agreement and a copy of the investment agreement will be promptly filed by Bally with the Securities and Exchange Commission on a Current Report on Form 8-K and is also available on the websites listed above.
About Bally Total Fitness
Bally Total Fitness is among the largest commercial operators of fitness centers in the U.S., with over 375 facilities located in 26 states, Mexico, Korea, China and the Caribbean under the Bally Total Fitness(R) and Bally Sports Clubs(R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

Forward-Looking Statements
Forward-looking statements in this release including, without limitation, statements relating to the proposed restructuring, are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Statements that are not historical facts, including statements about the Company’s beliefs and expectations are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events. In addition, these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks associated with the ability of the Company in advance of and during a reorganization to maintain normal terms with vendors and service providers, maintain contracts that are critical to its operations, retain members and attract, motivate and retain key employees, and other factors that are described in filings of the Company with the SEC, including the Company’s Annual Report on Form 10-K, which was filed on June 29, 2007.
The restructuring process presents inherent material uncertainty. It is not possible to determine with certainty the length of time it will take the Company to complete the restructuring, including the effect of any third party proposals for competing plans of reorganization, whether all necessary conditions and approvals are ultimately satisfied and obtained for the reorganization under the proposed terms, whether the bankruptcy will be successful, or the outcome of the restructuring in general. In addition, the implementation of a plan of reorganization is dependent upon a number of conditions typical in similar reorganizations, including court approval of the plan of reorganization.
While the Company is in the process of restructuring, investments in its securities will be highly speculative.